Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS TO ACQUIRE GRAND VICTORIA CASINO &
RESORT IN RISING SUN, INDIANA
Las Vegas, Nevada — September 13, 2010 — Full House Resorts (NYSE Amex US: FLL) (“Full House”) today announced that it has entered into definitive agreements with Grand Victoria Casino & Resort, LP to acquire all of the operating assets of the Grand Victoria Casino & Resort, located in Rising Sun, Indiana on the Ohio River. The purchase price is $43 million, exclusive of estimated cash and net working capital balances of $8 million and fees and expenses as of the closing date. The agreements are subject to Full House obtaining financing for the purchase and regulatory approvals. The Company anticipates applying approximately $20 million of cash on hand to the purchase price and funding the balance with debt financing. Full House has engaged Wells Fargo Securities, LLC to arrange the debt financing. The Company anticipates having a firm financing commitment by the middle of October and that regulatory approvals will be obtained to accommodate a closing in the first quarter of 2011.
The Grand Victoria Riverboat Casino has 40,000 square feet of gaming space with almost 1,400 slot and video poker machines and 37 table games. The property includes a 201-room hotel with spa, pool, meeting space and a pavilion with five food and beverage outlets, including a fine dining restaurant, buffet, sports bar, quick service restaurant and coffee shop and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The 300-acre grounds also contain an 18-hole Scottish links golf course with full-service clubhouse. The property is conveniently located within driving distance of Indianapolis and Cincinnati, Ohio and near Lexington and Louisville, Kentucky.
“This property is perfectly sized to complement our current business and we believe the transaction will create long-term shareholder value,” said Andre M. Hilliou, Chairman and Chief Executive Officer of Full House. “Under the leadership of HGMI Gaming Inc., the property is well-run and well-maintained. The current property management is very strong; however, we believe that we can leverage our knowledge and proven track record of managing properties catering to local customers in competitive environments to further improve the profitability of the Grand Victoria, and we expect to see immediate returns on our investment.”
Mr. Hilliou continued, “We look forward to having a great relationship with the local communities and the state of Indiana as we pursue long-term success.”
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. The Company owns Stockman’s Casino in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 260 gaming machines, four table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. Full House has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for FireKeepers Casino in Battle Creek, Michigan with 2,680 gaming devices, 78 table games and a 120-seat poker room. For further information, go to www.FireKeepersCasino.com. Full House also receives a guaranteed fee from the operation of Harrington Raceway and Casino at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Raceway and Casino has a total of approximately 1,800 gaming devices, 40 table games, 10 poker tables, a 450-seat buffet, a fine dining restaurant, a 50-seat diner, a sports book and an entertainment lounge. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Operating and Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com